FOR IMMEDIATE RELEASE

Broadwing Corporation Reports Financial Results for the

First Quarter 2006

Total Revenue Increases 2% Sequentially, 3% Year-Over-Year

Data/Broadband Revenue Increases 2% Sequentially, 14% Year-Over-Year

Operating Loss Narrows 48%, Net Loss Narrows 54%, Year-Over-Year

AUSTIN, TX (May 2, 2006) – Broadwing Corporation (NASDAQ: BWNG), a leading provider of optical network communications services and solutions, today announced its first quarter 2006 financial and operational results.

For the first quarter 2006, Broadwing reported total revenue of $224.0 million, compared to $220.0 million reported for the fourth quarter 2005 and $218.3 million for the first quarter 2005. Net loss for the quarter was $20.0 million, or a loss of $0.26 per share. This compares to a net loss for the fourth quarter 2005 of $21.1 million, or $0.29 per share; and a net loss for the first quarter 2005 of $43.5 million, or $0.62 per share.

Selected Highlights:

•	Total revenue increased 2% sequentially and 3% year-over-year, despite industry-wide trend of pressure on legacy products
•	Data/broadband revenue increased 2% sequentially and 14% year-over-year, with the year-over-year increase primarily due to an increase in broadband transport
•	Operating loss for the first quarter narrowed 48% year-over-year to $19.0 million
•	Net loss for the first quarter narrowed 54% year-over-year. Net loss improvement year-over-year was primarily attributable to revenue growth, network cost improvements, and Focal integration.

“Broadwing continued to make steady progress toward profitability, significantly narrowing our net loss year-over-year, increasing total revenue and holding the line on cost of service,” said Lynn Anderson, chief financial officer of Broadwing. “Broadband transport services continued to contribute in the first quarter to our year-over-year revenue growth, while sales of newly introduced Converged Services continue to ramp nicely according to our plan.”

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Broadwing Corporation Reports Financial Results for the First Quarter 2006

Quarterly Financial Results Detail

Broadwing Communications services revenue can be divided into two main product categories: “data/broadband” and “voice.” Data/broadband consists of high-speed data transport services utilizing Internet protocol (“IP”) and ATM/frame relay platforms; Converged Services; long-haul transmission of data, voice and Internet traffic over dedicated circuits (Private Line); and Media transport services. Voice includes revenue from sales of long distance/local voice services, including Voice over Internet Protocol (VoIP) services.

Revenue from data/broadband services was $124.9 million, or 56% of total revenue in the first quarter. Data/broadband revenue increased 2% from the prior quarter and 14% from the first quarter 2005, with the year-over-year increase largely due to growth in broadband transport, specifically in higher speed optical products.

Voice revenue from sales of long-distance and local voice services was $99.1 million, a 2% increase from the prior quarter and an 8% decrease from the first quarter 2005. The sequential increase was due primarily to usage increase tied to more business days as compared to the fourth quarter. The year-over-year decrease in voice services revenue was due primarily to comparatively lower wholesale traffic volumes that resulted from certain price increases the Company implemented in the second half of 2005 and to continued rate pressure in the enterprise space. Voice revenue was 44% of total revenue.

Net loss for the quarter was impacted by restructuring and other charges of $2.6 million related to $4.8 million in staff reductions in our network support operations in Columbia, Md., and the relocation of our headquarters to Austin, Texas, offset in part by gains on disposal of equipment totaling $2.2 million. In addition, the Company recorded a $1.2 million increase in sales, general and administrative expense as compared to the same period prior year associated with the adoption of revised Statement of Financial Accounting Standards No. 123 (“SFAS No. 123(R)”) a new method of accounting for stock options which requires that compensation expense be recorded on stock options based on the fair value of the awards.

Financial Position

In March Broadwing strengthened its financial position by completing two private placements of its common stock. The Company entered into definitive agreements with institutional investors with respect to the private placement of 7,400,000 shares of its common stock at a purchase price of $10.00 per share, and of 3,000,000 shares of its common stock at a purchase price of $12.00 per share. The two placements raised $110.0 million in gross proceeds, with shares issued at a combined discount of 13% to the 20-day volume weighted average price per share. Broadwing announced that it intends to use the net proceeds of approximately $104.0 million for general corporate purposes.

During the quarter, Broadwing made its final payment of principal and interest on the Senior Convertible Notes that were privately placed with a group of institutional investors in February 2004. The Company paid 50% in cash and 50% in stock the total interest and principal of $32.6

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Broadwing Corporation Reports Financial Results for the First Quarter 2006

million due February 21, 2006 on the Notes. For this final payment, Broadwing issued 1,894,239 shares of common stock and paid approximately $16.0 million in cash. In addition, in the first quarter Broadwing deposited $11.0 million in cash for future equipment and service purchases at market prices to Ciena Corporation, in accordance with the terms of the companies’ litigation settlement announced April 1, 2005. Broadwing has historically purchased equipment from Ciena to help maintain, build and enhance the Broadwing network.

Capital expenditures of $16.0 million as of March 31, 2006, included $2.1 million of a Ciena deposit that was used for equipment purchases. As of March 31, 2006, the amount deposited with Ciena for future purchases was $11.0 million. Other capital expenditures in the first quarter were primarily associated with Information Technology (IT) initiatives and network investments to support new business.

As of March 31, 2006, cash, cash equivalents and investments totaled $174.2 million.

Recent Announcements

“In the first quarter, we announced customer wins that exemplify the advantage that Broadwing’s quality network, comprehensive product set, agility and customer focus give us when competing for enterprise and wholesale customers’ business,” said Scott Widham, president of Sales and Marketing. “Our suite of core voice and data offerings, complemented by recently added Converged, Media and VoIP Services, position Broadwing to address a broad range of enterprise and wholesale customer needs – as illustrated by Lufthansa’s selection of Broadwing voice services that was announced early in the quarter, and a consistent stream of other key customer wins.”

Broadwing announced that Aptela, a provider of hosted IP communications services that replace traditional phone systems and service, has selected Broadwing to provide Voice over IP access service to the Public Switched Telephone Network (PSTN). Broadwing PSTNConnect SIP service will replace service from several current Aptela vendors, and will provide reliable, scalable and cost-effective nationwide access to the PSTN for Aptela’s wide variety of business customers, who range from SOHOs (small offices/home offices) to Fortune 500 companies. Broadwing PSTNConnect SIP enables Aptela to connect users to Broadwing’s entire local footprint over a single IP interconnect, reducing the need for gateways and other network equipment that can significantly increase the cost of VoIP deployment.

Broadwing also announced that Industry Retail Group Inc. (IRG) chose Broadwing’s Converged Network Layer 3 Multiprotocol Label Switching (MPLS) virtual private network (VPN) solution to deliver secure and reliable voice and data services to retailers and other multi-site organizations. Through managed integration of best-in-class technologies, IRG provides comprehensive network coverage and secure bandwidth to meet its clients’ unique business requirements. IRG works with other network partners, but chose Broadwing’s Converged Layer 3 MPLS VPN because of its high level of security and reliability. Another factor in IRG’s decision was the flexibility of Broadwing’s Converged Services which allow IRG to tailor solutions that leverage its own skills and product suite to address its target market.

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Broadwing Corporation Reports Financial Results for the First Quarter 2006

Broadwing announced the strengthening of its Network Security Suite with the introduction of a dynamic solution to detect and isolate Distributed Denial of Service (DDoS) attacks. Broadwing’s DDoS solution combines commercial and proprietary hardware, software and managed service partnerships to provide a solution that is much more flexible than typical “off-the-shelf” static hardware mitigation solutions. DDoS attacks can be debilitating for businesses. The Broadwing solution will allow it to respond in real time to DDoS attacks, mitigating attacks at multiple layers while enabling legitimate traffic to reach intended destinations. The Company said that the service is expected to be generally available in the summer of 2006, with custom DDoS offerings available in the interim.

Broadwing also announced the availability of North America’s largest fiber-based, real-time media multicast solution. The solution allows media and broadcasting outlets to securely, efficiently and cost-effectively distribute media content to multiple locations, in effect providing a satellite solution on the ground. Customers can enjoy a “best-of-all-worlds” solution for point-to-multipoint broadcasts — the asymmetrical bandwidth, simplicity and efficiency of satellite, the quality of service of ATM and the scalability of IP – without the drawbacks typically associated with video distribution using those solutions on a stand-alone basis. The Dynamic synchronous Transfer Mode (DTM) Multicast service is available from any of Broadwing’s 180+ network Points of Presence (POPs) and is managed by its Television Operations Center (TOC).

Webcast Information

Broadwing will host a conference call to review its first quarter 2006 financial results and other operational developments, today, May 2 at 10:30 AM ET. The live broadcast of the conference will be available via Broadwing’s website, www.broadwing.com. An archived audio of the conference call will be available for future reference through the Broadwing website at www.broadwing.com.

About Broadwing Corporation

Broadwing Corporation, through its consolidated subsidiary Broadwing Communications, LLC, delivers innovative data, voice, and media solutions to enterprises and service providers. Enabled by its one-of-a-kind, all-optical network and award-winning products and services, Broadwing Communications provides communications solutions with unparalleled customer focus and speed. For more information, visit www.broadwing.com.

Broadwing and its logo are trademarks and/or service marks of Broadwing Communications, LLC, and/or Broadwing Corporation. All trademarks and service marks not belonging to Broadwing are the property of their respective owners.

Investor Note Regarding Forward-Looking Statements

Statements in this press release regarding Broadwing Corporation and/or Broadwing Communications, LLC (collectively “Broadwing”), that are not statements of historical fact may include forward-looking statements, and statements regarding Broadwing’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Broadwing’s actual results could differ materially from these statements.

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BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Quarter Ended
	March 31, 2006	March 31, 2005
Revenue	$224,046	$218,255

Cost of revenue	143,721	147,623
Research and development (including equity-based expense of $0 and $318 for the period ending March 31, 2006 and 2005, respectively)	—	2,883
Sales, general and administrative (including equity-based expense of $1,803 and $632 for the period ending March 31, 2006 and 2005, respectively)	79,861	74,427
Litigation Settlement	—	2,000
Depreciation	15,444	26,471
Amortization	1,404	1,418
Restructuring, severance and gain on sale of fixed assets (including equity-based expense of $2,364 and $0 for the period ending March 31, 2006 and 2005, respectively)	2,631	(313)
Total operating expenses	243,061	254,509
Operating loss	(19,015)	(36,254)
Other income, net	1,336	1,952
Interest expense, net of capitalized amounts	(2,280)	(9,163)

Net loss	$(19,959)	$(43,465)

Net loss per share	$(0.26)	$(0.62)

Weighted average shares outstanding	77,169	70,398

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Quarter Ended
	March 31, 2006	December 31, 2005
Revenue	$224,046	$219,969

Cost of revenue	143,721	142,013
Sales, general and administrative (including equity-based expense of $1,803 and $1,632the period ending March 31, 2006 and December 31, 2005, respectively)	79,861	79,590
Depreciation	15,444	17,960
Amortization	1,404	1,404
Restructuring, severance and gain on sale of fixed assets (including equity-based expense of $2,364 for the period ending March 31, 2006)	2,631	17
Total operating expenses	243,061	240,984
Operating loss	(19,015)	(21,015)
Other income, net	1,336	1,171
Interest expense, net of capitalized amounts	(2,280)	(1,235)

Net loss	$(19,959)	$(21,079)

Net loss per share	$(0.26)	$(0.29)

Weighted average shares outstanding	77,169	73,875

BROADWING CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

Unaudited

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$157,251	$66,706
Short-term investments	16,985	42,648
Trade accounts receivable, net	73,867	75,579
Other current assets	23,629	18,565

Total current assets	271,732	203,498

Restricted cash, non-current	14,060	14,606
Property and equipment, net	261,268	260,681
Goodwill	58,354	58,354
Intangible assets, net	23,416	24,820
Other non-current assets, net	24,957	11,545

Total assets	$653,787	$573,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable, net of discounts, and capital lease obligations, current portion	$1,663	$33,072
Accounts payable	48,640	32,221
Accrued expenses and other liabilities	51,354	54,344
Accrued communication service costs	17,104	25,441
Deferred revenue, current portion	6,718	6,941
Accrued restructuring and other charges	4,492	3,965

Total current liabilities	129,971	155,984

Notes payable, net of discounts, and capital lease obligations, net of current portion	20,382	20,819
Deferred revenue, net of current portion	17,639	17,939
Other long-term liabilities	12,317	13,750

Total liabilities	180,309	208,492

Stockholders’ equity:
Common stock*	876	747
Additional paid-in capital	3,308,876	3,180,764
Treasury stock, 1,228,180 shares at an average cost of $7.70 per share	(9,512)	(9,512)
Accumulated other comprehensive income (loss):
Unrealized investment gains (losses)	(36)	(220)
Accumulated deficit	(2,826,726)	(2,806,767)

Total stockholders’ equity	473,478	365,012

Total liabilities and stockholders’ equity	$653,787	$573,504

* $0.01 per share par value; 1,900,000,000 authorized shares; 75,266,437 shares issued and 74,038,257 shares outstanding as of 12/31/05, and 88,082,830 shares issued and 87,155,664 shares outstanding as of 03/31/06.

OTHER FINANCIAL INFORMATION

(In thousands)

Unaudited

	Three Months Ended
	March 31, 2006	March 31, 2005
Capital expenditures*	$15,974	$13,452

* Capital expenditures of $15,974 as of March 31, 2006 included $2.1 million in cash that was previously deposited toward purchases of Ciena equipment. Additionally, in the first quarter the company prepaid $11.0 million for future equipment and service purchases which is not yet included in capex.

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Investor and Media Contact:

Dawn Benchelt

Phone: (866) 426-7847

Investorinformation@broadwing.com